Exhibit 99.1

Contact:    Robert M. Gorman - (804) 523-7828
Executive Vice President / Chief Financial Officer

UNION BANKSHARES REPORTS THIRD QUARTER RESULTS

Richmond, Va., October 20, 2016 - Union Bankshares Corporation (the “Company” or “Union”) (NASDAQ: UBSH) today reported net income of $20.4 million and earnings per share of $0.47 for its third quarter ended September 30, 2016. The quarterly results represent an increase of $1.1 million, or 5.5%, in net income and an increase of $0.03, or 6.8%, in earnings per share from the second quarter. For the nine months ended September 30, 2016, net income was $56.7 million and earnings per share was $1.29, an increase of 15.1% and 18.3%, respectively, compared to the results for the nine months ended September 30, 2015.

“Union’s third quarter financial results continued to demonstrate the steady progress we are making toward our strategic growth and profitability objectives with another quarter of double digit loan and deposit growth and net income of $20.4 million,” said G. William Beale, chief executive officer of Union Bankshares Corporation. “We also continued to make headway towards delivering the top-tier financial performance our shareholders expect as the return on average assets improved to 1.0% and return on tangible common equity increased to 12.0%.

“As John Asbury and I begin the CEO transition plan we recently announced, I want to thank all of you for your interest and investment in Union over the years.  While I’m proud of what the company has accomplished and the significant value the Company has created for our shareholders over the past 25 years, I believe that Union’s best days lie ahead and that John is the right person to lead the company into the future.”

Select highlights for the third quarter include:

•
Net income for the community bank segment was $19.6 million, or $0.45 per share, for the third quarter, compared to $18.9 million, or $0.43 per share, for the second quarter. Net income for the community bank segment for the nine months ended September 30, 2016 was $55.3 million, or $1.26 per share.

•
The mortgage segment reported net income of $785,000, or $0.02 per share, for the third quarter, compared to net income of $539,000, or $0.01 per share, in the second quarter. Net income for the mortgage segment for the nine months ended September 30, 2016 was $1.4 million, or $0.03 per share.

•
Return on Average Assets (“ROA”) was 1.00% for the quarter ended September 30, 2016 compared to ROA of 0.98% for the prior quarter and 0.96% for the third quarter of 2015. Return on Average Tangible Common Equity (“ROTCE”) was 12.00% for the quarter ended September 30, 2016 compared to ROTCE of 11.60% for the prior quarter and 10.70% for the third quarter of 2015.

•
As previously announced, the Company closed five in-store branches in the Richmond market on September 30, 2016 as part of its continuing efforts to become more efficient. The Company incurred approximately $400,000 in related branch closure costs.

•
Loans held for investment grew $207.8 million, or 14.0% (annualized), from June 30, 2016 and increased $605.3 million, or 10.9%, from September 30, 2015. Average loans increased $170.7 million, or 11.6% (annualized), from the prior quarter and increased $508.6 million, or 9.2%, from the same quarter in the prior year.

•
Period-end deposits increased $162.7 million, or 10.7% (annualized), from June 30, 2016 and grew $439.7 million, or 7.6%, from September 30, 2015. Average deposits increased $179.4 million, or 11.9% (annualized), from the prior quarter and increased $390.8 million, or 6.7%, from the prior year.

NET INTEREST INCOME

Tax-equivalent net interest income was $69.5 million, an increase of $1.2 million from the second quarter, primarily driven by higher earning asset balances. The third quarter tax-equivalent net interest margin decreased 8 basis points to 3.76% from 3.84% in the previous quarter. Core tax-equivalent net interest margin (which excludes the 9 and 8 basis point impact of acquisition accounting accretion in the current and prior quarter, respectively) declined by 9 basis points to 3.67% from 3.76% in the previous quarter. The decrease in the core tax-equivalent net interest margin was principally due to the 7 basis point decline in interest-earning asset yields and the 2 basis point increase in cost of funds. The decline in interest-earnings asset yields was primarily driven by lower loan yields on new and renewed loans (4 basis points) and lower levels of loans fees recorded in the current quarter (3 basis points).

The Company’s tax-equivalent net interest margin includes the impact of acquisition accounting fair value adjustments. During the third quarter, net accretion related to acquisition accounting increased $117,000, or 8.3%, from the prior quarter to $1.5 million for the quarter ended September 30, 2016. The second and third quarters of 2016 and remaining estimated net accretion impact are reflected in the following table (dollars in thousands):

	Loan Accretion	Borrowings Accretion (Amortization)	Total
For the quarter ended June 30, 2016	$1,259	$143	$1,402
For the quarter ended September 30, 2016	1,338	181	1,519
For the remaining three months of 2016	1,040	71	1,111
For the years ending:
2017	4,089	170	4,259
2018	3,692	(143)	3,549
2019	3,029	(286)	2,743
2020	2,622	(301)	2,321
2021	2,232	(316)	1,916
Thereafter	8,691	(5,306)	3,385

ASSET QUALITY/LOAN LOSS PROVISION

Overview
During the third quarter, the Company experienced declines in nonperforming asset balances as well as in net charge-off levels from the prior quarter. Nonperforming assets, past due loans, and net charge-offs were also down from the prior year. The loan loss provision and the allowance for loan loss increased from the prior quarter due to loan growth in the current quarter.

All nonaccrual and past due loan metrics discussed below exclude purchased credit impaired loans (“PCI”) totaling $62.3 million (net of fair value mark of $15.6 million).

Nonperforming Assets (“NPAs”)
At September 30, 2016, NPAs totaled $23.3 million, a decrease of $11.8 million, or 33.7%, from September 30, 2015 and a decline of $984,000, or 4.1%, from June 30, 2016. In addition, NPAs as a percentage of total outstanding loans declined 25 basis points from 0.63% a year earlier and decreased 3 basis points from 0.41% last quarter to 0.38% in the current quarter. The following table shows a summary of asset quality balances at the quarter ended (dollars in thousands):

	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
Nonaccrual loans, excluding PCI loans	$12,677	$10,861	$13,092	$11,936	$12,966
Foreclosed properties	7,927	10,076	10,941	11,994	18,789
Former bank premises	2,654	3,305	3,305	3,305	3,305
Total nonperforming assets	$23,258	$24,242	$27,338	$27,235	$35,060

The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
Beginning Balance	$10,861	$13,092	$11,936	$12,966	$9,521
Net customer payments	(1,645)	(2,859)	(1,204)	(1,493)	(1,104)
Additions	4,359	2,568	5,150	2,344	5,213
Charge-offs	(660)	(1,096)	(1,446)	(1,245)	(541)
Loans returning to accruing status	(23)	(396)	(932)	(402)	(123)
Transfers to OREO	(215)	(448)	(412)	(234)	—
Ending Balance	$12,677	$10,861	$13,092	$11,936	$12,966

The following table shows the activity in other real estate owned ("OREO") for the quarter ended (dollars in thousands):

	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
Beginning Balance	$13,381	$14,246	$15,299	$22,094	$22,222
Additions of foreclosed property	246	501	456	234	1,082
Additions of former bank premises	—	—	—	1,822	—
Capitalized improvements	—	—	—	—	9
Valuation adjustments	(479)	(274)	(126)	(4,229)	(473)
Proceeds from sales	(2,844)	(1,086)	(1,390)	(4,961)	(767)
Gains (losses) from sales	277	(6)	7	339	21
Ending Balance	$10,581	$13,381	$14,246	$15,299	$22,094

During the third quarter, the majority of sales of OREO were related to land and residential real estate.

Past Due Loans
Past due loans still accruing interest totaled $26.9 million, or 0.44% of total loans, at September 30, 2016 compared to $27.5 million, or 0.50%, a year ago and $25.3 million, or 0.43%, at June 30, 2016. At September 30, 2016, loans past due 90 days or more and accruing interest totaled $3.5 million, or 0.06% of total loans, compared to $5.2 million, or 0.09%, a year ago and $3.5 million, or 0.06%, at June 30, 2016.

Net Charge-offs
For the third quarter, net charge-offs were $929,000, or 0.06% on an annualized basis, compared to $1.0 million, or 0.07%, for the same quarter last year and $1.6 million, or 0.11%, for the prior quarter. For the nine months ended September 30, 2016, net charge-offs were $4.7 million, or 0.11% on an annualized basis, compared to $6.4 million, or 0.15%, for the same period last year.

Provision
The provision for loan losses for the current quarter was $2.4 million, an increase of $435,000 compared to the same quarter a year ago and a slight increase of $97,000 compared to the previous quarter. The increase in provision for loan losses in the current quarter compared to the prior periods was primarily driven by higher loan balances. Additionally, a $75,000 provision was recognized during the current quarter for unfunded loan commitments, resulting in a total of $2.5 million in provision for credit losses for the quarter.

Allowance for Loan Losses
The allowance for loan losses (“ALL”) increased $1.5 million from June 30, 2016 to $36.5 million at September 30, 2016 primarily due to loan growth during the quarter. The allowance for loan losses as a percentage of the total loan portfolio was 0.59% at September 30, 2016, 0.59% at June 30, 2016, and 0.60% at September 30, 2015. The ALL as a percentage of the total loan portfolio, adjusted for purchase accounting (non-GAAP), was 0.90% at September 30,

2016, a decrease from 0.92% from the prior quarter and a decrease from 1.01% from the quarter ended September 30, 2015. In acquisition accounting, there is no carryover of previously established allowance for loan losses, as acquired loans are recorded at fair value.

The nonaccrual loan coverage ratio was 288.3% at September 30, 2016, compared to 322.9% at June 30, 2016 and 256.6% at September 30, 2015. The current level of the allowance for loan losses reflects specific reserves related to nonperforming loans, current risk ratings on loans, net charge-off activity, loan growth, delinquency trends, and other credit risk factors that the Company considers important in assessing the adequacy of the allowance for loan losses.

NONINTEREST INCOME

Noninterest income increased $957,000, or 5.3%, to $19.0 million for the quarter ended September 30, 2016 from $18.0 million in the prior quarter, primarily driven by higher fiduciary and asset management fees of $511,000, or 21.9%, due to the Old Dominion Capital Management acquisition, higher mortgage banking income of $235,000, and higher customer-related fee income of $190,000. Increases in customer-related fee income were primarily driven by higher overdraft and letter of credit fees.

Mortgage banking income increased $235,000, or 7.9%, to $3.2 million in the third quarter compared to $3.0 million in the second quarter, related to increased mortgage loan originations. Mortgage loan originations increased by $16.6 million, or 11.8%, in the current quarter to $156.7 million from $140.1 million in the second quarter. Of the mortgage loan originations in the current quarter, 33.8% were refinances, which was consistent with 33.6% in the prior quarter.

NONINTEREST EXPENSE

Noninterest expense increased $1.7 million, or 3.0%, to $56.9 million for the quarter ended September 30, 2016 from $55.3 million in the prior quarter. Salaries and benefits expenses increased $2.0 million primarily due to increases in incentive compensation and profit sharing expenses tied to the Company's financial performance as well as costs incurred related to the CEO succession plan announced during the quarter. Other increases in noninterest expense included branch closure costs of approximately $400,000 related to the five branches closed on September 30, 2016, higher loan volume driven expenses of $302,000, and higher transaction driven data processing fees of $309,000. These increases were partially offset by declines in professional fees of $653,000 due to lower project-related consulting expenses and lower OREO and credit-related costs of $391,000 primarily due to gains on sales of OREO property compared to losses in the prior quarter and lower real estate tax expenses on foreclosed properties.

In addition, the Company realized franchise tax credits related to the Company's investment in a historic rehabilitation project that was recently completed which reduced expenses by approximately $900,000 during the quarter. The Company also earned federal historic tax credits of approximately $780,000 associated with this investment which reduced its effective tax rate to 23.3% during the quarter.

BALANCE SHEET

At September 30, 2016, total assets were $8.3 billion, an increase of $157.7 million from June 30, 2016 and an increase of $663.9 million from September 30, 2015. The increase in assets was mostly related to loan growth.

At September 30, 2016, loans held for investment were $6.1 billion, an increase of $207.8 million, or 14.0% (annualized), from June 30, 2016, while average loans increased $170.7 million, or 11.6% (annualized), from the prior quarter. Loans held for investment increased $605.3 million, or 10.9%, from September 30, 2015, while quarterly average loans increased $508.6 million, or 9.2%, from the prior year.

At September 30, 2016, total deposits were $6.3 billion, an increase of $162.7 million, or 10.7% (annualized), from June 30, 2016, while average deposits increased $179.4 million, or 11.9% (annualized), from the prior quarter. Total deposits grew $439.7 million, or 7.6%, from September 30, 2015, while average deposits increased $390.8 million, or 6.7%, from the prior year.

At September 30, 2016, June 30, 2016, and September 30, 2015, respectively, the Company had a common equity Tier 1 capital ratio of 9.78%, 9.94%, and 10.75%; a Tier 1 capital ratio of 11.07%, 11.27%, and 12.16%; a total capital ratio of 11.60%, 11.79%, and 12.69%; and a leverage ratio of 9.89%, 10.01%, and 10.80%.

The Company’s common equity to asset ratios at September 30, 2016, June 30, 2016, and September 30, 2015 were 12.12%, 12.21%, and 13.10%, respectively, while its tangible common equity to tangible assets ratio was 8.57%, 8.59%, and 9.29%, respectively. The decrease in capital ratios from prior periods is primarily due to share repurchases and asset growth.

During the third quarter, the Company declared and paid cash dividends of $0.19 per common share, consistent with the dividend paid in the prior quarter and an increase of $0.02, or 11.8%, compared to the same quarter in the prior year.

On February 25, 2016, the Company’s Board of Directors authorized a share repurchase program to purchase up to $25.0 million worth of the Company’s common stock on the open market or in privately negotiated transactions. The Company repurchased approximately 100,000 shares during the quarter ended September 30, 2016 and had approximately $13.0 million available for repurchase under the current program.

* * * * * * *

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union Bank & Trust, which has 115 banking offices and approximately 190 ATMs located throughout Virginia. Non-bank affiliates of the holding company include: Union Mortgage Group, Inc., which provides a full line of mortgage products, Old Dominion Capital Management, Inc., which provides investment advisory services, and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the Company is available at http://investors.bankatunion.com.

Union Bankshares Corporation will hold a conference call on Thursday, October 20th, at 9:00 a.m. Eastern Time during which management will review earnings and performance trends. Callers wishing to participate may call toll-free by dialing (877) 668-4908. The conference ID number is 94252786.

NON-GAAP MEASURES
In reporting the results of the quarter ended September 30, 2016, the Company has provided supplemental performance measures on a tangible basis. Tangible common equity is used in the calculation of certain capital and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.
These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events.  Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any projected future results, performance, or achievements expressed or implied by such forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic and bank industry conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, stock and bond markets, accounting standards or interpretations of existing standards, mergers and acquisitions, technology, information security, and consumer spending and saving habits.  More information is available on the Company’s website, http://investors.bankatunion.com. The information on the Company’s website is not a part of this press release. The Company does not intend or assume any obligation to update or revise any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
KEY FINANCIAL RESULTS
(Dollars in thousands, except share data)
(FTE - "Fully Taxable Equivalent")
	Three Months Ended			Nine Months Ended
	9/30/16	6/30/16	9/30/15	9/30/16	9/30/15
Results of Operations
Interest and dividend income	$74,433	$72,781	$70,000	$217,964	$207,454
Interest expense	7,405	7,005	6,556	21,429	18,225
Net interest income	67,028	65,776	63,444	196,535	189,229
Provision for credit losses	2,472	2,300	2,062	7,376	7,561
Net interest income after provision for credit losses	64,556	63,476	61,382	189,159	181,668
Noninterest income	18,950	17,993	16,725	52,857	47,990
Noninterest expenses	56,913	55,251	53,325	166,436	162,405
Income before income taxes	26,593	26,218	24,782	75,580	67,253
Income tax expense	6,192	6,881	6,566	18,881	17,989
Net income	$20,401	$19,337	$18,216	$56,699	$49,264

Interest earned on earning assets (FTE)	$76,860	$75,232	$72,287	$225,331	$214,195
Net interest income (FTE)	69,455	68,227	65,731	203,902	195,970
Core deposit intangible amortization	1,683	1,745	2,074	5,308	6,435

Net income - community bank segment	$19,616	$18,798	$18,157	$55,321	$49,377
Net income (loss) - mortgage segment	785	539	59	1,378	(113)

Key Ratios
Earnings per common share, diluted	$0.47	$0.44	$0.40	$1.29	$1.09
Return on average assets (ROA)	1.00%	0.98%	0.96%	0.95%	0.88%
Return on average equity (ROE)	8.14%	7.88%	7.26%	7.64%	6.65%
Return on average tangible common equity (ROTCE)	12.00%	11.60%	10.70%	11.25%	9.86%
Efficiency ratio (FTE)	64.38%	64.08%	64.67%	64.82%	66.57%
Efficiency ratio - community bank segment (FTE)	64.35%	63.77%	63.65%	64.45%	65.37%
Efficiency ratio - mortgage bank segment (FTE)	68.81%	75.31%	94.77%	77.73%	100.82%
Net interest margin (FTE)	3.76%	3.84%	3.86%	3.80%	3.93%
Yields on earning assets (FTE)	4.16%	4.23%	4.25%	4.20%	4.29%
Cost of interest-bearing liabilities (FTE)	0.52%	0.51%	0.50%	0.52%	0.47%
Cost of funds (FTE)	0.40%	0.39%	0.39%	0.40%	0.36%
Net interest margin, core (FTE) (1)	3.67%	3.76%	3.77%	3.73%	3.82%
Yields on earning assets (FTE), core (1)	4.09%	4.16%	4.17%	4.14%	4.23%
Cost of interest-bearing liabilities (FTE), core (1)	0.53%	0.52%	0.52%	0.53%	0.53%
Cost of funds (FTE), core (1)	0.42%	0.40%	0.40%	0.41%	0.41%

Per Share Data
Earnings per common share, basic	$0.47	$0.44	$0.40	$1.29	$1.09
Earnings per common share, diluted	0.47	0.44	0.40	1.29	1.09
Cash dividends paid per common share	0.19	0.19	0.17	0.57	0.49
Market value per share	26.77	24.71	24.00	26.77	24.00
Book value per common share	23.18	22.87	22.24	23.18	22.24
Tangible book value per common share	15.75	15.44	15.11	15.75	15.11
Price to earnings ratio, diluted	14.32	13.96	15.12	15.54	16.47
Price to book value per common share ratio	1.15	1.08	1.08	1.15	1.08
Price to tangible common share ratio	1.70	1.60	1.59	1.70	1.59
Weighted average common shares outstanding, basic	43,565,937	43,746,583	45,087,409	43,853,548	45,107,290
Weighted average common shares outstanding, diluted	43,754,915	43,824,183	45,171,610	43,967,725	45,189,578
Common shares outstanding at end of period	43,556,486	43,619,867	44,990,569	43,556,486	44,990,569

	Three Months Ended			Nine Months Ended
	9/30/16	6/30/16	9/30/15	9/30/16	9/30/15
Capital Ratios
Common equity Tier 1 capital ratio (2)	9.78%	9.94%	10.75%	9.78%	10.75%
Tier 1 capital ratio (2)	11.07%	11.27%	12.16%	11.07%	12.16%
Total capital ratio (2)	11.60%	11.79%	12.69%	11.60%	12.69%
Leverage ratio (Tier 1 capital to average assets) (2)	9.89%	10.01%	10.80%	9.89%	10.80%
Common equity to total assets	12.12%	12.21%	13.10%	12.12%	13.10%
Tangible common equity to tangible assets	8.57%	8.59%	9.29%	8.57%	9.29%

Financial Condition
Assets	$8,258,230	$8,100,561	$7,594,313	$8,258,230	$7,594,313
Loans held for investment	6,148,918	5,941,098	5,543,621	6,148,918	5,543,621
Earning Assets	7,466,956	7,282,137	6,827,669	7,466,956	6,827,669
Goodwill	298,191	297,659	293,522	298,191	293,522
Amortizable intangibles, net	22,343	23,449	25,320	22,343	25,320
Deposits	6,258,506	6,095,826	5,818,853	6,258,506	5,818,853
Stockholders' equity	1,000,964	989,201	995,012	1,000,964	995,012
Tangible common equity (3)	680,430	668,093	676,170	680,430	676,170

Loans held for investment, net of deferred fees and costs
Construction and land development	$776,430	$765,997	$694,645	$776,430	$694,645
Commercial real estate - owner occupied	857,142	831,880	863,578	857,142	863,578
Commercial real estate - non-owner occupied	1,454,828	1,370,745	1,223,607	1,454,828	1,223,607
Multifamily real estate	339,313	337,723	329,959	339,313	329,959
Commercial & Industrial	509,857	469,054	409,657	509,857	409,657
Residential 1-4 Family	999,361	992,457	987,788	999,361	987,788
Auto	255,188	244,575	225,994	255,188	225,994
HELOC	524,097	519,196	514,362	524,097	514,362
Consumer and all other	432,702	409,471	294,031	432,702	294,031
Total loans held for investment	$6,148,918	$5,941,098	$5,543,621	$6,148,918	$5,543,621

Deposits
NOW accounts	$1,635,446	$1,563,297	$1,382,891	$1,635,446	$1,382,891
Money market accounts	1,398,177	1,366,451	1,318,229	1,398,177	1,318,229
Savings accounts	596,702	598,622	569,667	596,702	569,667
Time deposits of $100,000 and over	528,227	521,138	527,642	528,227	527,642
Other time deposits	657,686	653,584	682,379	657,686	682,379
Total interest-bearing deposits	$4,816,238	$4,703,092	$4,480,808	$4,816,238	$4,480,808
Demand deposits	1,442,268	1,392,734	1,338,045	1,442,268	1,338,045
Total deposits	$6,258,506	$6,095,826	$5,818,853	$6,258,506	$5,818,853

Averages
Assets	$8,153,951	$7,949,576	$7,521,841	$7,956,841	$7,448,573
Loans held for investment	6,033,723	5,863,007	5,525,119	5,869,511	5,445,243
Loans held for sale	42,755	30,698	44,904	33,619	42,250
Securities	1,218,552	1,202,772	1,138,462	1,202,882	1,141,793
Earning assets	7,354,684	7,153,627	6,751,654	7,159,813	6,668,812
Deposits	6,204,958	6,025,545	5,814,146	6,043,892	5,721,980
Certificates of deposit	1,181,936	1,164,561	1,227,835	1,172,856	1,243,546
Interest-bearing deposits	4,796,505	4,642,899	4,501,411	4,667,891	4,450,043
Borrowings	884,597	881,027	661,517	860,941	681,295
Interest-bearing liabilities	5,681,102	5,523,926	5,162,928	5,528,833	5,131,338
Stockholders' equity	996,668	987,147	995,463	991,097	989,749
Tangible common equity (3)	676,308	670,503	675,618	673,468	667,792

	Three Months Ended			Nine Months Ended
	9/30/16	6/30/16	9/30/15	9/30/16	9/30/15
Asset Quality
Allowance for Loan Losses (ALL)
Beginning balance	$35,074	$34,399	$32,344	$34,047	$32,384
Add: Recoveries	534	660	1,299	2,022	2,994
Less: Charge-offs	1,463	2,285	2,336	6,728	9,370
Add: Provision for loan losses	2,397	2,300	1,962	7,201	7,261
Ending balance	$36,542	$35,074	$33,269	$36,542	$33,269

ALL / total outstanding loans	0.59%	0.59%	0.60%	0.59%	0.60%
ALL / total outstanding loans, adjusted for acquisition accounting (4)	0.90%	0.92%	1.01%	0.90%	1.01%
Net charge-offs / total average loans	0.06%	0.11%	0.07%	0.11%	0.15%
Provision / total average loans	0.16%	0.16%	0.14%	0.16%	0.18%

Total PCI Loans	$62,346	$67,170	$78,606	$62,346	$78,606

Nonperforming Assets
Construction and land development	$2,301	$1,604	$3,142	$2,301	$3,142
Commercial real estate - owner occupied	1,609	1,661	3,988	1,609	3,988
Commercial real estate - non-owner occupied	—	—	200	—	200
Commercial & Industrial	1,344	263	403	1,344	403
Residential 1-4 Family	5,279	5,448	3,960	5,279	3,960
Auto	231	140	89	231	89
HELOC	1,464	1,495	937	1,464	937
Consumer and all other	449	250	247	449	247
Nonaccrual loans	$12,677	$10,861	$12,966	$12,677	$12,966
Other real estate owned	10,581	13,381	22,094	10,581	22,094
Total nonperforming assets (NPAs)	$23,258	$24,242	$35,060	$23,258	$35,060
Construction and land development	$610	$116	$209	$610	$209
Commercial real estate - owner occupied	304	439	680	304	680
Commercial real estate - non-owner occupied	—	723	1,165	—	1,165
Multifamily real estate	—	—	656	—	656
Commercial & Industrial	77	117	470	77	470
Residential 1-4 Family	2,005	1,302	1,447	2,005	1,447
Auto	28	144	119	28	119
HELOC	407	642	282	407	282
Consumer and all other	98	50	136	98	136
Loans ≥ 90 days and still accruing	$3,529	$3,533	$5,164	$3,529	$5,164
Total NPAs and loans ≥ 90 days	$26,787	$27,775	$40,224	$26,787	$40,224
NPAs / total outstanding loans	0.38%	0.41%	0.63%	0.38%	0.63%
NPAs / total assets	0.28%	0.30%	0.46%	0.28%	0.46%
ALL / nonperforming loans	288.25%	322.94%	256.59%	288.25%	256.59%
ALL / nonperforming assets	157.12%	144.68%	94.89%	157.12%	94.89%

Troubled Debt Restructurings
Performing	$11,824	$11,885	$9,468	$11,824	$9,468
Nonperforming	1,452	1,658	2,087	1,452	2,087
Total troubled debt restructurings	$13,276	$13,543	$11,555	$13,276	$11,555

	Three Months Ended			Nine Months Ended
	9/30/16	6/30/16	9/30/15	9/30/16	9/30/15
Past Due Detail
Construction and land development	$309	$402	$799	$309	$799
Commercial real estate - owner occupied	1,411	912	1,148	1,411	1,148
Commercial real estate - non-owner occupied	324	267	752	324	752
Commercial & Industrial	567	2,464	687	567	687
Residential 1-4 Family	4,985	5,476	4,342	4,985	4,342
Auto	1,846	1,282	1,386	1,846	1,386
HELOC	2,600	1,347	3,240	2,600	3,240
Consumer and all other	1,713	1,364	752	1,713	752
Loans 30-59 days past due	$13,755	$13,514	$13,106	$13,755	$13,106

Construction and land development	$697	$1,177	$105	$697	$105
Commercial real estate - owner occupied	365	—	165	365	165
Commercial real estate - non-owner occupied	—	—	588	—	588
Multifamily real estate	—	—	272	—	272
Commercial & Industrial	51	62	791	51	791
Residential 1-4 Family	6,345	5,033	5,341	6,345	5,341
Auto	239	377	285	239	285
HELOC	899	1,228	1,204	899	1,204
Consumer and all other	1,037	412	519	1,037	519
Loans 60-89 days past due	$9,633	$8,289	$9,270	$9,633	$9,270

Alternative Performance Measures (non-GAAP)
Tangible Common Equity (3)
Ending equity	$1,000,964	$989,201	$995,012	$1,000,964	$995,012
Less: Ending goodwill	298,191	297,659	293,522	298,191	293,522
Less: Ending core deposit intangibles	18,001	19,685	25,320	18,001	25,320
Less: Ending other amortizable intangibles	4,342	3,764	—	4,342	—
Ending tangible common equity (non-GAAP)	$680,430	$668,093	$676,170	$680,430	$676,170

Average equity	$996,668	$987,147	$995,463	$991,097	$989,749
Less: Average goodwill	297,707	294,886	293,522	295,380	293,522
Less: Average core deposit intangibles	18,820	20,517	26,323	20,550	28,435
Less: Average other amortizable intangibles	3,833	1,241	—	1,699	—
Average tangible common equity (non-GAAP)	$676,308	$670,503	$675,618	$673,468	$667,792

ALL to loans, adjusted for acquisition accounting (non-GAAP)(4)
Allowance for loan losses	$36,542	$35,074	$33,269	$36,542	$33,269
Remaining fair value mark on purchased performing loans	18,154	19,092	21,884	18,154	21,884
Adjusted allowance for loan losses	$54,696	$54,166	$55,153	$54,696	$55,153

Loans, net of deferred fees	$6,148,918	$5,941,098	$5,543,621	$6,148,918	$5,543,621
Remaining fair value mark on purchased performing loans	18,154	19,092	21,884	18,154	21,884
Less: Purchased credit impaired loans, net of fair value mark	62,346	67,170	78,606	62,346	78,606
Adjusted loans, net of deferred fees	$6,104,726	$5,893,020	$5,486,899	$6,104,726	$5,486,899

ALL / gross loans, adjusted for acquisition accounting	0.90%	0.92%	1.01%	0.90%	1.01%

	Three Months Ended			Nine Months Ended
	9/30/16	6/30/16	9/30/15	9/30/16	9/30/15
Mortgage Origination Volume
Refinance Volume	$52,883	$47,033	$47,788	$137,221	$156,722
Construction Volume	20,760	21,751	21,994	57,405	62,491
Purchase Volume	83,014	71,297	78,286	200,323	207,870
Total Mortgage loan originations	$156,657	$140,081	$148,068	$394,949	$427,083
% of originations that are refinances	33.8%	33.6%	32.3%	34.7%	36.7%

Other Data
End of period full-time employees	1,391	1,423	1,418	1,391	1,418
Number of full-service branches	115	120	124	115	124
Number of full automatic transaction machines (ATMs)	193	200	202	193	202

(1) The core metrics, FTE, exclude the impact of acquisition accounting accretion and amortization adjustments in net interest income.

(2) All ratios at September 30, 2016 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.

(3) Tangible common equity is used in the calculation of certain capital and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

(4) The allowance for loan losses ratio, adjusted for acquisition accounting (non-GAAP), includes an adjustment for the fair value mark on purchased performing loans. The purchased performing loans are reported net of the related fair value mark in loans, net of deferred fees, on the Company’s Consolidated Balance Sheet; therefore, the fair value mark is added back to the balance to represent the total loan portfolio. The adjusted allowance for loan losses, including the fair value mark, represents the total reserve on the Company’s loan portfolio. The PCI loans, net of the respective fair value mark, are removed from the loans, net of deferred fees, as these PCI loans are not covered by the allowance established by the Company unless changes in expected cash flows indicate that one of the PCI loan pools are impaired, at which time an allowance for PCI loans will be established. GAAP requires the acquired allowance for loan losses not be carried over in an acquisition or merger. The Company believes the presentation of the allowance for loan losses ratio, adjusted for acquisition accounting, is useful to investors because the acquired loans were purchased at a market discount with no allowance for loan losses carried over to the Company, and the fair value mark on the purchased performing loans represents the allowance associated with those purchased loans. The Company believes that this measure is a better reflection of the reserves on the Company’s loan portfolio.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
	September 30,	December 31,	September 30,
	2016	2015	2015
ASSETS
Cash and cash equivalents:
Cash and due from banks	$103,979	$111,323	$102,955
Interest-bearing deposits in other banks	51,303	29,670	76,002
Federal funds sold	893	1,667	237
Total cash and cash equivalents	156,175	142,660	179,194
Securities available for sale, at fair value	954,984	903,292	888,692
Securities held to maturity, at carrying value	200,839	205,374	199,363
Restricted stock, at cost	63,204	51,828	52,721
Loans held for sale	46,814	36,030	65,713
Loans held for investment, net of deferred fees and costs	6,148,918	5,671,462	5,543,621
Less allowance for loan losses	36,542	34,047	33,269
Net loans held for investment	6,112,376	5,637,415	5,510,352
Premises and equipment, net	123,416	126,028	129,191
Other real estate owned, net of valuation allowance	10,581	15,299	22,094
Goodwill	298,191	293,522	293,522
Core deposit intangibles, net	18,001	23,310	25,320
Other amortizable intangibles, net	4,342	—	—
Bank owned life insurance	177,847	173,687	142,433
Other assets	91,460	84,846	85,718
Total assets	$8,258,230	$7,693,291	$7,594,313
LIABILITIES
Noninterest-bearing demand deposits	$1,442,268	$1,372,937	$1,338,045
Interest-bearing deposits	4,816,238	4,590,999	4,480,808
Total deposits	6,258,506	5,963,936	5,818,853
Securities sold under agreements to repurchase	64,225	84,977	99,417
Other short-term borrowings	601,500	304,000	332,000
Long-term borrowings	259,902	291,198	290,732
Other liabilities	73,133	53,813	58,299
Total liabilities	7,257,266	6,697,924	6,599,301
Commitments and contingencies
STOCKHOLDERS' EQUITY
Common stock, $1.33 par value, shares authorized 100,000,000; issued and outstanding, 43,556,486 shares, 44,785,674 shares, and 44,990,569 shares, respectively.	57,444	59,159	59,514
Additional paid-in capital	603,785	631,822	638,511
Retained earnings	329,876	298,134	288,841
Accumulated other comprehensive income	9,859	6,252	8,146
Total stockholders' equity	1,000,964	995,367	995,012
Total liabilities and stockholders' equity	$8,258,230	$7,693,291	$7,594,313

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share data)
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Interest and dividend income:
Interest and fees on loans	$66,190	$64,747	$62,651	$193,884	$185,707
Interest on deposits in other banks	65	65	23	178	64
Interest and dividends on securities:
Taxable	4,732	4,510	3,954	13,558	11,621
Nontaxable	3,446	3,459	3,372	10,344	10,062
Total interest and dividend income	74,433	72,781	70,000	217,964	207,454
Interest expense:
Interest on deposits	4,552	4,197	4,204	12,945	11,204
Interest on federal funds purchased	2	2	1	5	6
Interest on short-term borrowings	763	708	223	2,093	728
Interest on long-term borrowings	2,088	2,098	2,128	6,386	6,287
Total interest expense	7,405	7,005	6,556	21,429	18,225
Net interest income	67,028	65,776	63,444	196,535	189,229
Provision for credit losses	2,472	2,300	2,062	7,376	7,561
Net interest income after provision for credit losses	64,556	63,476	61,382	189,159	181,668
Noninterest income:
Service charges on deposit accounts	4,965	4,754	4,965	14,454	13,800
Other service charges and fees	4,397	4,418	3,983	12,971	11,618
Fiduciary and asset management fees	2,844	2,333	2,304	7,315	6,835
Mortgage banking income, net	3,207	2,972	2,630	8,324	7,582
Gains on securities transactions, net	—	3	75	145	672
Other-than-temporary impairment losses	—	—	(300)	—	(300)
Bank owned life insurance income	1,389	1,361	1,161	4,122	3,431
Other operating income	2,148	2,152	1,907	5,526	4,352
Total noninterest income	18,950	17,993	16,725	52,857	47,990
Noninterest expenses:
Salaries and benefits	30,493	28,519	25,853	87,061	78,905
Occupancy expenses	4,841	4,809	4,915	14,627	15,220
Furniture and equipment expenses	2,635	2,595	3,015	7,867	8,818
Printing, postage, and supplies	1,147	1,280	1,191	3,566	3,970
Communications expense	948	927	1,159	2,964	3,481
Technology and data processing	3,917	3,608	3,549	11,340	10,020
Professional services	1,895	2,548	1,991	6,432	5,008
Marketing and advertising expense	1,975	1,924	1,781	5,838	5,841
FDIC assessment premiums and other insurance	1,262	1,379	1,351	4,003	4,030
Other taxes	639	1,607	1,569	3,864	4,674
Loan-related expenses	1,531	1,229	1,341	3,638	3,173
OREO and credit-related expenses	503	894	1,263	1,965	4,415
Amortization of intangible assets	1,843	1,745	2,074	5,468	6,435
Training and other personnel costs	863	905	1,198	2,512	2,831
Other expenses	2,421	1,282	1,075	5,291	5,584
Total noninterest expenses	56,913	55,251	53,325	166,436	162,405
Income before income taxes	26,593	26,218	24,782	75,580	67,253
Income tax expense	6,192	6,881	6,566	18,881	17,989
Net income	$20,401	$19,337	$18,216	$56,699	$49,264
Basic earnings per common share	$0.47	$0.44	$0.40	$1.29	$1.09
Diluted earnings per common share	$0.47	$0.44	$0.40	$1.29	$1.09

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
SEGMENT FINANCIAL INFORMATION
(Dollars in thousands)
	Community Bank	Mortgage	Eliminations	Consolidated
Three Months Ended September 30, 2016
Net interest income	$66,605	$423	$—	$67,028
Provision for credit losses	2,455	17	—	2,472
Net interest income after provision for credit losses	64,150	406	—	64,556
Noninterest income	15,589	3,501	(140)	18,950
Noninterest expenses	54,353	2,700	(140)	56,913
Income before income taxes	25,386	1,207	—	26,593
Income tax expense	5,770	422	—	6,192
Net income	$19,616	$785	$—	$20,401
Total assets	$8,251,351	$90,692	$(83,813)	$8,258,230

Three Months Ended June 30, 2016
Net interest income	$65,478	$298	$—	$65,776
Provision for credit losses	2,260	40	—	2,300
Net interest income after provision for credit losses	63,218	258	—	63,476
Noninterest income	14,940	3,207	(154)	17,993
Noninterest expenses	52,766	2,639	(154)	55,251
Income before income taxes	25,392	826	—	26,218
Income tax expense	6,594	287	—	6,881
Net income	$18,798	$539	$—	$19,337
Total assets	$8,094,176	$75,802	$(69,417)	$8,100,561

Three Months Ended September 30, 2015
Net interest income	$63,075	$369	$—	$63,444
Provision for credit losses	2,000	62	—	2,062
Net interest income after provision for credit losses	61,075	307	—	61,382
Noninterest income	14,287	2,608	(170)	16,725
Noninterest expenses	50,674	2,821	(170)	53,325
Income before income taxes	24,688	94	—	24,782
Income tax expense	6,531	35	—	6,566
Net income	$18,157	$59	$—	$18,216
Total assets	$7,588,606	$62,127	$(56,420)	$7,594,313

Nine Months Ended September 30, 2016
Net interest income	$195,508	$1,027	$—	$196,535
Provision for credit losses	7,215	161	—	7,376
Net interest income after provision for credit losses	188,293	866	—	189,159
Noninterest income	44,137	9,185	(465)	52,857
Noninterest expenses	158,964	7,937	(465)	166,436
Income before income taxes	73,466	2,114	—	75,580
Income tax expense	18,145	736	—	18,881
Net income	$55,321	$1,378	$—	$56,699
Total assets	$8,251,351	$90,692	$(83,813)	$8,258,230

Nine Months Ended September 30, 2015
Net interest income	$188,240	$989	$—	$189,229
Provision for credit losses	7,450	111	—	7,561
Net interest income after provision for credit losses	180,790	878	—	181,668
Noninterest income	40,658	7,844	(512)	47,990
Noninterest expenses	154,011	8,906	(512)	162,405
Income (loss) before income taxes	67,437	(184)	—	67,253
Income tax expense (benefit)	18,060	(71)	—	17,989
Net income (loss)	$49,377	$(113)	$—	$49,264
Total assets	$7,588,606	$62,127	$(56,420)	$7,594,313

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)
	For the Quarter Ended
	September 30, 2016			June 30, 2016
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
Assets:
Securities:
Taxable	$768,608	$4,732	2.45%	$755,655	$4,510	2.40%
Tax-exempt	449,944	5,302	4.69%	447,117	5,321	4.79%
Total securities	1,218,552	10,034	3.28%	1,202,772	9,831	3.29%
Loans, net (2) (3)	6,033,723	66,397	4.38%	5,863,007	65,115	4.47%
Other earning assets	102,409	429	1.67%	87,848	286	1.31%
Total earning assets	7,354,684	$76,860	4.16%	7,153,627	$75,232	4.23%
Allowance for loan losses	(35,995)			(35,282)
Total non-earning assets	835,262			831,231
Total assets	$8,153,951			$7,949,576

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Transaction and money market accounts	$3,016,337	$1,682	0.22%	$2,882,468	$1,448	0.20%
Regular savings	598,232	207	0.14%	595,870	224	0.15%
Time deposits	1,181,936	2,663	0.90%	1,164,561	2,525	0.87%
Total interest-bearing deposits	4,796,505	4,552	0.38%	4,642,899	4,197	0.36%
Other borrowings (4)	884,597	2,853	1.28%	881,027	2,808	1.28%
Total interest-bearing liabilities	5,681,102	$7,405	0.52%	5,523,926	$7,005	0.51%

Noninterest-bearing liabilities:
Demand deposits	1,408,453			1,382,646
Other liabilities	67,728			55,857
Total liabilities	7,157,283			6,962,429
Stockholders' equity	996,668			987,147
Total liabilities and stockholders' equity	$8,153,951			$7,949,576

Net interest income		$69,455			$68,227

Interest rate spread (5)			3.64%			3.72%
Cost of funds			0.40%			0.39%
Net interest margin (6)			3.76%			3.84%

(1) Rates and yields are annualized and calculated from actual, not rounded, amounts in thousands, which appear above.
(2) Nonaccrual loans are included in average loans outstanding.
(3) Interest income on loans includes $1.3 million for both the three months ended September 30, 2016 and June 30, 2016 in accretion of the fair market value adjustments related to acquisitions.
(4) Interest expense on borrowings includes $181,000 and $143,000 for the three months ended September 30, 2016 and June 30, 2016, respectively, in accretion of the fair market value adjustments related to acquisitions.

(5) Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(6) Core net interest margin excludes purchase accounting adjustments and was 3.67% and 3.76% for the three months ended September 30, 2016 and June 30, 2016, respectively.